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                      February 22, 2022

       Jose Antonio de Souza Azevedo
       Chief Financial Officer
       Atento S.A.
       1, rue Hildegard Von Bingen
       L-1282, Luxembourg
       Grand Duchy of Luxenbourg

                                                        Re: Atento S.A.
                                                            Form 20-F for the
year ended December 31, 2020
                                                            File No. 001-36671

       Dear Mr. de Souza Azevedo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Virginia Beltramini
Trapero